                                                                      EXHIBIT 11

                       Aon Corporation and Subsidiaries

                 CONSOLIDATED NET INCOME PER SHARE COMPUTATION


(millions except per share data)

                                                               First Quarter
                                                            --------------------
                                                            March 31,  March 31,
                                                              1995       1994
                                                            ---------  ---------
EARNINGS PER SHARE
  Net income..............................................   $111.2     $ 99.1
  Preferred stock dividends...............................      6.8        6.5
                                                             ------     ------
    Net income less preferred stock dividends.............   $104.4     $ 92.6
                                                             ======     ======

Average common shares issued..............................    110.6      105.8
Net effect of treasury stock activity.....................     (2.4)      (4.4)
Weighted average effect of Series B preferred stock.......       --        3.5
Net effect of dilutive stock compensation plans based
   on the treasury stock method...........................      0.5        0.8
                                                             ------     ------
      Average common and common equivalent shares
        outstanding.......................................    108.7      105.7
                                                             ======     ======
Net income per share (1)..................................   $ 0.96     $ 0.88
                                                             ======     ======

(1) Primary and fully diluted net income per share are materially the same.